Exhibit 23.1

CONSENT OF CREDIT RATINGS AGENCY

The undersigned hereby consents to the filing of this consent as an exhibit to the Current Report on Form 8-K of Ladenburg Thalmann Financial Services Inc. (“Ladenburg”) and all references to Egan-Jones Ratings Co.’s name, and the inclusion and use of Egan-Jones Ratings Co.’s credit rating on Ladenburg’s Senior Notes due 2028, in the prospectus supplement filed by Ladenburg pursuant to Rule 424(b) of the Securities Act of 1933, as amended, which prospectus supplement forms a part of its Registration Statement on Form S-3 (File No. 333-216733).

/s/ Egan-Jones Ratings Co.

August 8, 2018